UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

January 11, 2010
Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 South Federal Way
Boise, Idaho 83716-9632
(Address of principal executive offices)

(208) 368-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01.	Entry into a Material Definitive Agreement

On November 26, 2008, Micron Semiconductor, B.V. (“MNL”), a wholly-owned subsidiary of Micron, and Nanya Technology Corporation (“NTC”) entered into a Joint Venture Agreement (the ”Joint Venture Agreement”) that governs the rights and obligations of the parties in connection with their ownership of shares of Inotera Memories, Inc. (“Inotera”).

Under the Joint Venture Agreement, each of MNL and NTC may initially designate five of the twelve members of the Board of Directors of Inotera and each is to vote its shares for such designated directors.  The number of directors that may be designated by each party adjusts depending upon the parties’ ownership interests in Inotera.

The Joint Venture Agreement also provides that Micron and NTC will purchase all of the output of Inotera, generally on a 50-50 basis.  If MNL’s and NTC’s relative ownership in Inotera changes, the allocation of such output may be adjusted.

The Joint Venture Agreement also contains buy/sell arrangements in the event of: (i) breach by a party of the terms of the Joint Venture Agreement, (ii) deadlock between the parties after following the procedures set forth in the Joint Venture Agreement, and (iii) one party’s ownership in Inotera falling below certain thresholds relative to the other party’s ownership.

On January 11, 2010, MNL and NTC entered into an Amended and Restated Joint Venture Agreement pursuant to which the Joint Venture Agreement was amended to provide different ownership thresholds at which the parties’ right to designate directors changes, at which the allocation of Inotera output may be changed, and at which the buy/sell provisions may be invoked.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date:	January 15, 2010	By:	/s/ D. Mark Durcan
		Name:	D. Mark Durcan
		Title:	President and Chief Operating Officer